Exhibit 99.2

SQUARETRADE

5-YEAR SUMMARY OF CERTAIN HISTORICAL FINANCIAL AND OTHER INFORMATION  (1)

($ in thousands)

(Unaudited)	For the year ended or as of December 31,
Operating results	2015	2014	2013	2012	2011
Revenue (2)	$248,581	$192,223	$109,663	$43,323	$26,867
Cost of revenue (3)	(160,728)	(125,655)	(72,413)	(31,406)	(19,164)
Gross margin	87,853	66,568	37,250	11,917	7,703

Operating expenses, excluding amortization of intangibles (4)	(96,761)	(86,423)	(63,069)	(32,980)	(16,577)
Amortization of intangibles	(16,080)	(17,776)	(17,781)	(16,726)	-

Loss from operations	(24,988)	(37,631)	(43,600)	(37,789)	(8,874)
Interest, tax and other expense	(1,521)	270	13,074	12,118	(3,572)
Net loss	$(26,509)	$(37,361)	$(30,526)	$(25,671)	$(12,446)

Interest expense (income)	1,928	1,625	1,293	(16)	109
Income tax (benefit) expense	(185)	(2,016)	(14,258)	(12,189)	2,191
Depreciation	4,223	3,721	2,702	1,292	692
Amortization of intangibles	16,080	17,776	17,781	16,726	-
Loss before interest, tax, depreciation and amortization *	$(4,463)	$(16,255)	$(23,008)	$(19,858)	$(9,454)

Number of active warranties as of December 31 (in millions)	21.7	15.1	8.9	4.7	2.4

Financial position
Total current assets	$268,487	$235,604	$184,632	$118,956	$59,287
Goodwill and intangibles, net	343,422	359,502	377,278	395,059	-
Total assets (5)	919,746	896,085	800,438	659,359	119,429

Total current liabilities	298,704	284,926	221,050	114,342	65,717

Total liabilities (6)	661,231	615,907	486,419	317,404	143,931
Stockholder’s equity (deficit)	258,515	280,178	314,019	341,955	(24,502)
Total liabilities and stockholder’s equity	$919,746	$896,085	$800,438	$659,359	$119,429

Notes:

(1)	The summary of certain historical financial and other information is unaudited and is provided for informational purposes only. Past performance is not indicative of future results.

(2)

Revenue is derived from the sale of warranties primarily covering consumer electronics, personal computers and mobile telephones. Revenue is recognized over the period warranty protection is provided, generally ranging from one to five years.

(3)

Cost of revenue relates to contractual amounts designated to support the payment of warranty claims, insurance costs paid to third-party insurers to underwrite the warranties, and other costs directly related to the sale of the warranties. Such costs are recognized ratably over the terms of the warranties.

(4)	Operating expenses consist primarily of sales and marketing and general and administrative costs that are recognized as incurred.

(5)

Assets, other than goodwill and intangibles, consist primarily of amounts held to support the payment of potential warranty claims, including restricted cash, deferred costs which represent the unrecognized portion of the costs of the Company’s warranty obligations and deferred fees and commissions recognized over the warranty term.

(6)

Liabilities consist primarily of deferred revenue associated with issued warranties that are recognized over the contractual warranty period and amounts held in trust for the payment of warranty claims.

*

Denotes a measure that is not based on generally accepted accounting principles (“non-GAAP”). We believe that investors’ understanding of SquareTrade’s performance is enhanced by our disclosure of loss before interest, tax, depreciation and amortization, a non-GAAP measure, which is reconciled above to the most directly comparable GAAP measure of net loss. Our method for calculating this measure may differ from that used by other companies and therefore comparability may be limited. We are presenting this non-GAAP financial measure as we believe it enables investors to evaluate period to period performance by excluding potential differences caused by changes in interest expense that are influenced by capital market conditions, variations in tax positions, variations in the age and depreciable lives of fixed assets and the amortization of intangibles related to acquisitions. Loss before interest, tax, depreciation and amortization is not a measure of our financial performance under GAAP and should not be considered as a substitute for net loss and does not reflect the overall profitability of our business.